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                 July 5, 2023

       Thomas Gibson
       Chief Financial Officer
       Streamline Health Solutions Inc.
       2400 Old Milton Pkwy., Box 1353
       Alpharetta, GA 30009

                                                        Re: Streamline Health
Solutions Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed June 28, 2023
                                                            File No. 333-272993

       Dear Thomas Gibson:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Marion Graham, Staff Attorney, at (202) 551-6521 or Matthew Derby,
       Legal Branch Chief, at (202) 551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology